Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-35621, 333-91783, 333-152032, 333-158870, and 333-165978) of GenCorp Inc. of our report dated June 29, 2011 relating to the financial statements of the GenCorp Retirement Savings Plan, which appears in this Form 11-K.
/s/ PricewaterhouseCoopers LLP
Sacramento, California
June 29, 2011